UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 3, 2024

Valley National Bancorp
(Exact Name of Registrant as Specified in Charter)

New Jersey	1-11277	22-2477875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Penn Plaza,	New York,	New York	10119
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code (973) 305-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of exchange on which registered
Common Stock, no par value	VLY	The Nasdaq Stock Market LLC
Non-Cumulative Perpetual Preferred Stock, Series A, no par value	VLYPP	The Nasdaq Stock Market LLC
Non-Cumulative Perpetual Preferred Stock, Series B, no par value	VLYPO	The Nasdaq Stock Market LLC
Non-Cumulative Perpetual Preferred Stock, Series C, no par value	VLYPN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2024, the Board of Directors (the “Board”) of Valley National Bancorp (the “Company”), upon the recommendation of the Compensation and Human Capital Management Committee of the Board (the “Committee”), adopted the Valley National Bank Executive Severance Plan (the “Plan”) with an effective date of January 1, 2025. The Plan provides for severance benefits to certain key employees, including our named executive officers other than our Chief Executive Officer, in connection with termination of employment in both change in control (as defined in the Plan, a “CIC”) and non-CIC scenarios and is intended to phase out the Company’s past practice of entering into individual severance and/or CIC agreements with certain executive officers. A brief summary of the terms and conditions of the Plan is set forth below. This summary is qualified in its entirety by reference to the text of the Plan, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the year ending December 31, 2024.

Participants. Employees at the level of President, Senior Executive Vice President (“SEVP”) and Executive Vice President (“EVP”) are eligible to participate in the Plan. To participate in the Plan, an employee must be designated by the Committee as a participant and must sign a participation agreement agreeing to abide by the terms and conditions of the Plan, including the restrictive covenants therein.

Severance Benefits. The Plan provides for the following severance benefits:

Termination Without Cause/Good Reason. Upon a termination by the Company without cause (as defined in the Plan) or by the participant for good reason (as defined in the Plan) outside of the two-year period following a CIC, a participant:

•at the level of President is entitled to a lump sum cash payment equal to two times (2x) base salary plus one times (1x) target bonus plus a prorated target bonus for the year of termination, as well as a lump sum cash payment representing COBRA premiums less required employee contributions for a two-year period;

•at the level of SEVP is entitled to a lump sum cash payment equal to one times (1x) base salary plus one times (1x) target bonus plus a prorated target bonus for the year of termination, as well as a lump sum cash payment representing COBRA premiums less required employee contributions for a one-year period; and

•at the level of EVP is entitled to a lump sum cash payment equal to one times (1x) base salary plus a prorated target bonus for the year of termination, as well as a lump sum cash payment representing COBRA premiums less required employee contributions for a one-year period.

Upon a termination by the Company without cause or by the participant for good reason during the two-year period following a CIC (the “Covered Period”), a participant:

•at the level of President or SEVP is entitled to a lump sum cash payment equal to two times (2x) base salary plus two times (2x) target bonus, as well as a lump sum cash payment representing COBRA premiums less required employee contributions for a two-year period; and

•at the level of EVP is entitled to a lump sum cash payment equal to two times (2x) base salary plus one times (1x) target bonus, as well as a lump sum cash payment representing COBRA premiums less required employee contributions for a two-year period.

During the Covered Period, the Plan generally provides that the Company will maintain participants’ base salary, target bonus percentage and benefits entitlement, including perquisites, on at least the same level that was in effect on the date of the CIC.

Death and Disability. Upon termination due to death or disability (as defined in the Plan), a participant is entitled to a prorated target bonus for the year of termination.

Equity Awards. Upon a termination of employment, equity awards will be treated in accordance with their terms.

Net Best Provision. If a 280G excise tax is triggered by payments and benefits in connection with a CIC, the participant will be entitled to either (i) full severance benefits under the Plan with the participant responsible for all taxes or (ii) full benefits cut back to a lesser amount that would not trigger excise tax, whichever amount would result in the participant receiving the greatest amount of aggregate benefits on an after-tax basis.

Restrictive Covenants. The Plan requires each participant to abide by non-solicitation, non-disparagement and non-disclosure provisions and provides for applicable exceptions to the non-disclosure provisions to comply with the whistleblower and cooperation rules of the Securities and Exchange Commission and other governmental authorities.

Release of Claims. Entitlement to severance benefits under the Plan is conditioned upon the participant’s release of claims in favor of the Company.

Amendment and Termination. The Committee may amend or terminate the Plan at any time prior to a CIC (i) with the advance written consent of the affected participants or (ii) without the advance written consent of the affected participants by providing at least twelve (12) months’ prior written notice to each participant, provided no amendment or termination of the Plan may become effective during the Covered Period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 9, 2024	VALLEY NATIONAL BANCORP
	By:	/s/ Gary G. Michael
Gary G. Michael
Executive Vice President, General Counsel
& Corporate Secretary